UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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 FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2012
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Silicon Graphics International Corp.
(Exact name of registrant as specified in its charter)
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Delaware	000-51333	32-0047154
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

 46600 Landing Parkway
Fremont, CA 94538
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (510) 933-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 2, 2012, Ronald D. Verdoorn, Chairman of the Board of Directors, assumed the role of interim Chief Executive Officer of Silicon Graphics International Corp. (the “Company”), replacing Mark J. Barrenechea, who had resigned as President and Chief Executive Officer effective as of January 1, 2012. Concurrent with his assumption of the interim Chief Executive Officer role, Mr. Verdoorn tendered his resignation as a member of the Compensation Committee of the Board of Directors (the “Compensation Committee”).

On January 3, 2012, the Compensation Committee approved Mr. Verdoorn's compensation arrangement for his new role, which compensation consists of: (i) a base salary payable in accordance with the Company's normal payroll practices at an annualized rate of $475,000; (ii) the opportunity to participate in the Company's Short-Term Incentive Plan, with a target payout equal to 100% of his base salary, payable quarterly upon achievement of stated performance metrics; and (iii) a monthly grant of fully vested options to purchase up to 2,500 shares of common stock, with such options to have an exercise price equal to the closing stock price for the Company's common stock on the NASDAQ Global Select Market on the date of grant. Additionally, Mr. Verdoorn will be entitled to customary employee benefits based on the Company's benefits programs, including health insurance and life insurance. Under the terms of Mr. Verdoorn's employment arrangement, Mr. Verdoorn will serve as interim Chief Executive Officer until a successor is appointed by the Board of Directors, after which time Mr. Verdoorn will provide transition support for a period of two months. Mr. Verdoorn will be entitled to the aforementioned compensation through the end of this transition period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Silicon Graphics International Corp.
Dated: January 6, 2012	By:	/s/ Jennifer W. Pileggi
Jennifer W. Pileggi
Senior Vice President, General Counsel and Secretary